SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

              FORM 10 GENERAL FORM FOR REGISTRATION OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                           ------------------------

                               ESSCO (USA), Inc.
            (Exact Name of Registrant as Specified in Its Charter)

                                               Delaware
                                  33-0773383
         (State or Other Jurisdiction of Incorporation or Organization)
                     (I.R.S. Employer Identification No.)

          18500 Von Karman, Suite 560, Irvine, California      92612
                     (Address Of Principal Executive Offices)   (Zip Code)

                                (714) 477-6299
               Company's Telephone Number, Including Area Code:


Securities  To  Be  Registered  Under  12(b)  Of  The  Act:    None.



                                  Name of Each
Title of Each   Exchange on Which Each Class is to be Registered
                ------------------------------------------------
Class to be so
Registered
--------------

______________                                    ______________
______________                                    ______________



Securities  to  be  Registered  Pursuant  to  Section  12(g)  of  the  Act:

                         Common Stock, $.001 par value
                               (Title of Class):

                               TABLE OF CONTENTS




ITEM 1. BUSINESS.                                                            3
ITEM 2. FINANCIAL INFORMATION.                                               4
ITEM 3. PROPERTIES.                                                          8
ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.      9
ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.                                   10
ITEM 6. EXECUTIVE COMPENSATION.                                             11
ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.                     12
ITEM 8. LEGAL PROCEEDINGS.                                                  12
ITEM 9. MARKET PRICE OF AND DIVIDENDS OF ESSCO (USA), INC.'S COMMON EQUITY
        AND RELATED STOCKHOLDER MATTERS.                                    12
ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.                           12
ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.           13
ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.                         13
ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.                       13
ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
         AND FINANCIAL DISCLOSURE.                                          13
ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.                                 14
SIGNATURES                                                                  16
EXHIBIT INDEX                                                               17


ITEM  1.  BUSINESS.

ESSCO (USA), Inc. (the "Registrant") was incorporated in the State of Delaware on September 23, 1997. On October 9, 1997, Essco (USA), Inc. acquired 100% of the issued and outstanding shares of MIDLAND, Agricultural S.A. and 49% of the issued and outstanding shares of MIDLAND STEAMSHIPPING M. CO.

MIDLAND, Agricultural S.A. ("Midland Agricultural") was incorporated under the laws of the Republic of Panama on November 17, 1995. Midland Agricultural is based in Piraeus, Greece and derives its revenues from the trading of agricultural commodities grown in the Former Soviet Union and transported and
sold  to  food  manufacturers  in  various  Mediterranean  countries.    The
agricultural  commodities  traded  are  wheat,  wheat-flour,  corn,  barley, sunflower seeds, beans, millets, citrus, and livestock feed. Midland Agricultural also trades other commodities from time to time, such as urea/fertilizer, cement, coal, steel, and timber.

MIDLAND STEAMSHIPPING M. CO. (" Midland Shipping") was incorporated according to Greek Maritime law on September 17, 1996. Midland Shipping is based in Piraeus, Greece and derives its revenues from one bulk carrier vessel of 3,500 mtns Dwt named "Victoria". The Victoria is managed by MIDLAND, Navigation Co. and transports mainly agricultural commodities for Midland Agricultural.

Following  the acquisition of Midland Agricultural and Midland Shipping, Essco
(USA), Inc.'s plan of operation for fiscal 1998 includes the following: (1) Essco (USA), Inc. intends to acquire additional bulk carrier vessels for the purpose of covering the demand for transportation of commodities and (2) increase its agricultural commodity trading activities in the Former Soviet Union and Mediterranean markets. Essco (USA), Inc. plans to acquire two river-sea going vessels with about 3,000 metric tons cargo capacity and one bulk/general vessel of 22,000 metric tons cargo capacity. In order to increase its agricultural commodity trading activities, Essco (USA), Inc. plans to enter agreements with farmers in the Former Soviet Union for the future delivery of agricultural commodities at fixed quantities and prices. Essco (USA), Inc. does not anticipate the need for material changes in the number of its employees in the next twelve months.

            FINANCIAL INFORMATION RELATING TO INDUSTRY SEGMENTS AND
                        CLASSES OF PRODUCTS OR SERVICES



                                  10 Months Ended  Period  Period
                                     10/31/97       1996    1995

Sales to unaffiliated customers:
      Agricultural commodities
      Other commodities
      Transportation
Intersegment sales or transfers
       Transportation
Operating profit or loss
      Agricultural commodities
      Other commodities
      Transportation
Identifiable assets:
      Agricultural commodities
      Other commodities
      Transportation

ITEM  2.  FINANCIAL  INFORMATION.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Company's Financial Statements and the related notes thereto attached hereto as pages F-1 through F-23.

Essco (USA), Inc. is a transportation and handling company that operates predominantly within the Black Sea and Mediterranean Sea area. The activities of the Company include the carrying of various grain cargos from ports within the Black Sea for delivery to mill and food processors within the Mediterranean Sea. In addition to the transporting of cargo, the Company will from time to time enter into management agreements with independent ship owners to manage their vessels subject to standard operating agreements.
Essco  (USA),  Inc.  also  participates  in  the handling of grain commodities
through  its  wholly  owned  subsidiary.    These  activities  include  the
pre-purchase,  transport  and  re-selling  of  specific  grain  products.

With the rapid changes taking place in Russia, Ukraine and Romania, along with a growing demand for grain products in the Mediterranean Sea Basin, management anticipates that with successful execution of its business plan, that Essco
(USA),  Inc.  could  grow  significantly  over  the  next  several  years.

The ability of the Company to grow pursuant to its internal objectives hinges on several factors. In part, the grain harvest(s) around the Black Sea Basin which can be effected by climatic conditions and political factors could potentially disrupt the Company's core shipping and handling business. In addition, world market prices for grain commodities do fluctuate based upon, in part, worldwide supply and demand. Lastly, in order for Essco (USA), Inc. to capture the anticipated market share of the shipping and handling of grain commodities within the Black/Mediterranean Sea basins, it will need to raise capital or enter into long-term lease operating agreements to increase overall fleet cargo capacity.

The Company's operating performance is influenced by several factors, the most significant of which is operating efficiency. In the case of its shipping operations, Essco has been able to traditionally maintain operating expenses equal to 65%-80% of revenues. As a result of recent demand for vessels, operating expenses have increased in the short-term which should be off-set as cargo rates begin to reflect this demand.

In addition, the handling business has historically been a high volume, low operating margin business. For the periods of 1996 and 1997 gross operating margins have ranged from 15% to 9% and are subject to prevailing cargo rates, and worldwide commodity prices.

It is currently estimated that 1998 should show marked improvements as a result, in part, of certain efficiencies now being experienced by the Company.

RESULTS  OF  OPERATIONS

The following table sets forth for the periods indicated the percentage of total revenues represented by each subsidiary of the Company's statements of operations.



                        TEN MONTHS ENDED    OCTOBER 8, 1996 TO
                        OCTOBER 31, 1997    DECEMBER 31, 1996

                        1997% Breakdown      1996% Breakdown


TOTAL REVENUES:        $   14,273,575100%  $     24,491,135100%
                       ==================  ====================

Midland Agricultural   $    13,440,86094%  $      23,169,86095%

Midland Steamshipping  $        832,7156%  $        1,321,2755%

                        PERIOD ENDING OCTOBER 31, 1997

Sales for the ten months ending October 31, 1997 were $14,273,575 compared to $20,624,285 for a similar period in 1996, a difference of $6,350,710 or 30%. The basis for the decline in revenues can be attributed to the lower volumes of grain commodities being handled by the Midland Agricultural subsidiary. As a result of payment of dividends in 1996 of $255,403 as well as payment of short-term notes of $200,000 in 1996, Midland Agricultural, is employing less capital for the purchase of grain commodities, and is thus, recognizing lower overall revenuesIn addition the agricultural business is somewhat cyclical with obvious patterns to growing and harvest seasons of the grain commodities it handles. As a result, the reduction in capital employed at the beginning of 1997 is being demonstrated during this time period.

It is anticipated by management, that during 1998, more capital will be Employed in the purchase of grain commodities resulting in a return to revenue growth.

Midland Steamshipping is in part, affected by the activities of Midland Agricultural. Given the level of cargo carried on behalf of Midland Agricultural, the decline in overall volumes has resulted in fewer number of trips required to transport said grains. This decline in volume has been offset in part by higher cargo fees within the Black Sea and the Sea of Azov.

Cost of Goods sold for the period ending October 31, 1997 were $12,287,600 and $469,320 for Midland Agricultural and Midland Steamshipping respectively. These figures represent higher cost of goods sold as a percentage of revenues in part due to the lower volumes being handled by the Company, and the fixed costs associated with operations.

Selling, Administrative and Other operating expenses were down $401,339, at $444,181 for the period ending October 31, 1997 compared to $845,520 for the similar period in 1996. These savings are, in part, a result of lower costs of capital, and certain variable expenses that are reduced as a result of lower handling volumes. In addition there were one time expenses reported during the same period in 1996.

Net Income was $633,536 or $0.13 per share for the period ended October 31, 1997 compared to a profit of $2,642,129 for a similar period in 1996. Management attributes this decline in earnings as a result of the lower overall volumes being handled by Midland Agricultural, and the resulting transportation fees required.

                        LIQUIDITY AND CAPITAL RESOURCES

As of October 31, 1997, the Company had positive working capital of $1,192,822. Management currently believes that the Company has sufficient working capital and cash on hand to maintain its current business. In October and November of 1997, Essco raised capital of $475,000 through the issuance of short-term notes. It is anticipated by Management, that additional capital will be raised, through either the issuance of shares, through bank financing, or through leasing options to repay these notes, and fund anticipated growth. Each of these potential sources of capital will be analyzed and compared by Management. It is planned that any money raised through activities of the Company will be utilized to purchase additional vessels for operations, as well as providing additional capital to Midland Agricultural to increase the total volume of goods being handled.

It is anticipated, that to continue to grow the business, additional capital will be required. At its current stage, the Company continues to utilize internally generated cash flow to fund this growth, which may cause delays in reaching the internal operating goals set forth by Management.

The Company continues to evaluate alternative financing options in order to continue the growth of the its shipping and handling operations which will enable the Company to exploit the currently defined niche.

                               PLAN OF OPERATION

Essco (USA), Inc. was formed as a vehicle to grow the existing shipping and handling businesses of Midland Steamshipping and Midland Agricultural. Based upon the historical operation data of these, and their predecessor companies, it is believe that the overall shipping of agricultural goods from Former Communist Countries bordering the Black Sea will be an opportunity for dramatic growth.

At the current time, much of the agricultural industries of Russia, Ukraine, and others are reeling from the lasting effects of communist control. As these nations begin to privatize their agricultural industries, Management expects market conditions to generate greater crop yields with lower associated costs.

Essco (USA), Inc. intends to establish itself to service the current marketplace, while creating a competitive advantage to grow with these crop yields.

Based on this objective, Essco (USA), Inc. intends to add to its existing fleet of one river/sea going vessel, two or three vessels of similar size during 1998. These vessels will operate predominantly in the shallower seas and waterways of the Black and Mediterranean Sea(s). To acquire these vessels several options are available:

                       Raise Capital to Purchase Vessels
                    Utilize Bank Debt (i.e. Ship Mortgages)
                          Enter Into Lease Agreements

In each case the objective of entering into any such financing agreement will be for the addition of cargo tonnage to the fleet. It is believe that with the addition of each vessel, that certain operating efficiencies will be recognized, thereby increase to the overall operations of the Company.

In addition to building up the shipping capabilities of the Company, Essco will also seek to commit more capital to the handling of grain commodities. Given current flows of monies, and payment terms required by collective and individual farmers, it is very attractive for the Company to enter into purchase agreements prior to planting of specific grain commodities. By advancing a certain down payment (i.e. 25%) the Company is able to secure a supply of goods at a pre-set price. Once executed, the Company in turn enters into purchase agreements with food mills, processors and trading companies that seek a reliable supply of grain commodities at a set price. The result difference between the amount paid to the farmer, and the amount received from the buyer is the gross profit, less operating expenses.

In 1996, Midland Agricultural was able to commit in excess of $1,000,000 towards the pre-purchase of grain commodities which results in profits in excess of $2,000,000. Based on this historical performance, it is the goal of Essco to raise sufficient capital, or enter into banking relationships, whereby, Midland Agricultural, can contract to purchase higher volumes of grain commodities. Furthermore, it is anticipated that by being able to roll the capital, as well as a percentage of the operating profits into the next growing season, that the overall volume of grain commodities purchased by the Company should grow each season.

The following table demonstrates the activities of Midland Agricultural for the period ended October 31, 1997.



SHIPMENTS BY        DATE      QUANTITY M/T  COMMODITY        DESTINATION            BUYER
M/V SOKOL            1/14/97         3,150  Feed Barley      Selaata (Lebanon)      PROALIM
M/V VICTORIA         1/18/97         1,430  Sunflower Seeds  Achladi (Greece)       GREEK OIL MILLS
M/V NATAVAN           2/4/97         2,980  Feed Barley      Selaata (Lebanon)      PROALIM
M/V VICTORIA         2/10/97         1,400  Sunflower Seeds  Achladi (Greece)       GREEK OIL MILLS
M/V R. BEHBUDOV      2/19/97         2,460  Sunflower Seeds  Thessaloniki (Greece)  GREEK FEED MILLS
M/V VICTORIA         2/28/97         1,470  Sunflower Seeds  Achladi (Greece)       GREEK OIL MILLS
M/V ST-1001           3/8/97           750  Sunflower Seeds  Thessaloniki (Greece)  GREEK FEED MILLS
M/V VICTORIA         3/19/97         1,450  Sunflower Seeds  Achladi (Greece)       GREEK OIL MILLS
M/V ALFA              4/4/97         2,870  Feed Barley      Ravena (Italy)         T.L.D. SRL
M/V VICTORIA         4/18/97         1,300  Sunflower Seeds  Thessaloniki (Greece)  GREEK FEED MILLS
M/V VICTORIA         5/22/97         1,950  Feed Barley      Ravena (Italy)         T.L.D. SRL
                                                                                    ADAM COMMODITIES
M/V NATAVAN           6/3/97         2,900  Feed Wheat       Haifa (Israel)
                                                                                    ADAM COMMODITIES
M/V VOLGODON-2025    6/22/97         4,426  Feed Wheat       Haifa (Israel)
M/V VICTORIA         6/28/97         1,980  Feed Barley      Ravena (Italy)         T.L.D. SRL
M/V AMUR-2529         7/8/97         3,450  Feed Barley      Ravena (Italy)         T.L.D. SRL
M/V SORMORSKITY-54   7/16/97         3,280  Feed Barley      Selaata (Lebanon)      PROALIM
M/V VICTORIA         7/22/97         1,975  Feed Barley      Selaata (Lebanon)      PROALIM
M/V KOMODOR          7/27/97         4,850  Feed Barley      Ravena (Italy)         T.L.D. SRL
M/V ALFA              8/2/97         2,980  Feed Wheat       Selaata (Lebanon)      PROALIM
M/V WATERLOO          8/8/97         2,895  Feed Wheat       Haifa (Israel)         KIMEL TRADING
                                                                                    ADAM COMMODITIES
M/V VICTORIA         8/14/97         1,950  Feed Barley      Haifa (Israel)
M/V FAZUL            8/24/97         3,850  Feed Barley      Alexandria (Egypt)     EXIMCO
                                                                                    ADAM COMMODITIES
M/V VICTORIA         8/27/97         1,980  Feed Wheat       Haifa (Israel)
M/V NATAVAN           9/5/97         2,706  Feed Barley      Selaata (Lebanon)      PROALIM
                                                                                    ADAM COMMODITIES
M/V VICTORIA         9/15/97         1,980  Feed Wheat       Haifa (Israel)
M/V SORMORSKITY-54   9/20/97         2,780  Feed Barley      Alexandria (Egypt)     EXIMCO
M/V ALFA             9/28/97         2,985  Feed Barley      Ashdod (Israel)        KIMEL TRADING
                                                                                    ADAM COMMODITIES
M/V VOLGOBALT-161    10/6/97         2,775  Feed Barley      Ashdod (Israel)
M/V AMUR-2529        10/8/97         2,940  Feed Wheat       Selaata (Lebanon)      PROALIM
M/V VOLGOBALT-184   10/11/97         2,880  Feed Barley      Selaata (Lebanon)      LORICO LTD.
                                                                                    ADAM COMMODITIES
M/V VICTORIA        10/12/97         1,980  Feed Wheat       Haifa (Israel)
M/V R. BEHBUDOV     10/15/97         2,761  Feed Barley      Haifa (Israel)         PROALIM
M/V ALFA            10/22/97         2,982  Feed Barley      Selaata (Lebanon)      LORICO LTD.
M/V NATAVAN         10/26/97         2,629  Feed Wheat       Selaata (Lebanon)      PROALIM
M/V K. SENKEVICH    10/30/97         1,950  Sunflower Seeds  Achladi (Greece)       GREEK OIL MILLS
------------------  --------  ------------  ---------------  ---------------------  ----------------
Total Tonnage YTD                   89,074
                              ============


Lastly, based upon prevailing market conditions, and the availability of capital, Essco (USA), Inc. may invest in the development, or enhancement of existing storage and loading facilities in the Port of Taganrog where the bulk of its grain commodities are stored and loaded.

FINANCING  ACTIVITIES

It is anticipated that Essco (USA), Inc. will raise additional capital in 1998 to fund the purchase of additional vessels, as well as increasing capital for its agricultural operations. At this time, several options are being considered, ranging from the private sale of securities subject to certain exemptions of the Securities and Exchange Act of 1933, as amended, to the execution of commercial banking facilities ranging from ship mortgages, to letter of credit facilities, to the issuance of convertible debentures.

While the exact timing, form and structure of how the company will raise this capital is still subject to investigation, negotiation and associated costs of capital, the Company does intend to raise capital in 1998 to fund the continued growth of its operations.

ITEM  3.  PROPERTIES.

Essco (USA), Inc. has certain lease obligations as well as significant fixed assets as part of its normal course of business.

Currently, the Company is headquartered in Irvine, California, wherein it subleases office space from C & K Capital Corporation an affiliated entity. Currently, Essco (USA), Inc. pays monthly rent of $2,000 for use of office facilities and equipment. It is anticipated that in 1998, the Company will require sufficient office space that it will lease additional office space in Irvine.

The bulk of the Company=s operations are managed from its offices in Pireaus, Greece. Both the shipping and handling business are coordinated from these offices totaling 180 square meters. The Company has entered into a 5 year lease, with monthly lease payments of approximately $3,500 per month, with an annual 10% increase during the term of the lease. (Approximate numbers are utilized to take into considerations currency fluctuations.)

In  addition,  Midland  Agricultural  does maintain a representative office in
Taganrog,  Russia.    This  office  is  responsible  for  communication  and
coordination with growers in Southern Russia, loading of vessels and preparation of necessary bills of lading. The Company currently leases 100 square meters under a 4 year lease, with an annual 15% increase during the term of the lease, with an option to extend. Monthly lease payments of approximately $2,500 are incurred per month.

Lastly, at this time, the largest fixed asset owned by the Company is the AVictoria@ (currently being re-registered and renamed AEssco Pioneer@) which is the only vessel currently owned. Having been built in 1976, the Victoria is a river/sea going vessel, certified to traverse shallow seas and waterways. These vessels have an estimated life of 25 to 35 years depending upon maintenance. Proper insurance and registrations are current on this vessel.

ITEM  4.  SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS AND MANAGEMENT.

The following table sets forth, as of January 15, 1998, the stock ownership of each person known by Essco (USA), Inc. to be the beneficial owner of five percent or more of Essco (USA), Inc.'s voting securities and each officer, director, director nominees, and all officer's and directors as a group. Unless otherwise indicated, each person has beneficial voting and investment power with respect to the shares owned.



Name and Addresses of Beneficial Owners  Shares of Common Stock Beneficially Owned
                                         Number                                      Percentage
Christos Traios                                                          3,250,200           67%
Director & CEO
3, IRODOTOU STR.
Piraeus-Hellas GREECE
Daniel C. Montano                                                          600,000           12%
Director
18500 Von Karman, Suite 560
Irvine, CA 92612
Alexander G. Montano                                                     200,000(1)           4%
Director & CFO
18500 Von Karman, Suite 560
Irvine, CA 92612
Dr. Wolfgang Priemer                                                        50,000            1%
Director
18500 Von Karman, Suite 560
Irvine, CA 92612
Judy S. Pelton                                                              48,000            1%
Secretary
18500 Von Karman, Suite 560
Irvine, CA 92612
Officers and directors as a group                                        4,128,200           85%



(1) includes 100,000 shares held of record by C.K. Cooper & Company, Inc. 18500 Von Karman, Suite 560,Irvine,
      CA  92612

ITEM  5.  DIRECTORS  AND  EXECUTIVE  OFFICERS.

The  following  table  sets forth the names and ages of all directors of Essco
(USA), Inc.; indicates all positions and offices with Essco (USA), Inc.; and states each persons term of office.



Name                  Age  Positions and Offices  Term of Office as Director
Christos Traios        37  Director, CEO,         October 9, 1997 - Present
Alexander G. Montano   26  Director, CFO          September 30, 1997 - Present
Daniel C. Montano      49  Director               October 9, 1997 - Present
Dr. Wolfgang Priemer   57  Director               October 9, 1997 - Present


Under the bylaws of Essco (USA), Inc., directors are elected at the annual meeting of the stockholders and serve until their successors are elected and qualified.

The  following  table  sets forth the names and ages of all directors of Essco
(USA), Inc.; indicates all positions and offices with Essco (USA), Inc.; and states each persons term of office.



Name                  Age  Positions and Offices  Term of Office as Officer
Christos Traios        37  CEO                    October 9, 1997 - Present
Alexander G. Montano   26  CFO                    September 30, 1997 - Present
Judy S. Pelton         56  Secretary              October 9, 1997 - Present


The business experience during the past five years of each director and executive officer is set forth below.

Mr. Christos Traios is Chairman of the Broad, President and Chief Executive Officer of the company. Mr, Traios founded Mill-Agro Hellas SA, and Meghael
Company in 1995 and 1996, which were predecessor companies of ESSCO. From 1986 to 1995, Mr. Traios was President and Chief Executive Officer of Nattem
Group  of  Companies.    These  companies  included  shipping,  construction,
passenger vessels, and trading in the Black Sea and Mediterranean Sea areas. Mr. Traios attended the Law School in Thessaloniki and is a citizen of Greece.

Mr. Daniel C. Montano is Vice Chairman of the Company and a member of the Board of Directors. Mr, Montano has been a associated with ESSCO since its founding in 1997. Mr. Daniel Montano has been Managing Director of Investment Banking for C&K Capital Corporation since January 1997. Prior to that he was Director of Investment Banking at Brookstreet Securities Corporation. From 1979 until 1994, Mr. Montano was Chairmen of the Broad and President of Montano Securities, a USA securities firm which had ten offices across the United States. Mr. Montano is a member of the Board of Directors of two other publicly traded companies: Helen of Troy Corporation and DCC Compact Classics Inc. Mr. Montano obtained his MBA from the University of Southern California and a BS from California State University at Los Angeles. Mr. Montano also taught at Pepperdine University and California State University at Fullerton. Mr. Daniel Montano is the father of Mr. Alexander Montano.

Mr. Alexander Montano is Chief Financial Officer of ESSCO and a member of the Board of Directors. Mr. Montano is also the Founder and President of C&K
Capital  Corporation,  an  international  financial  services  company.    In
addition, Mr. Montano is the President of C.K. Cooper & Company, an investment banking/securities brokerage firm that focuses primarily on the oil and gas industry. Prior to these current activities Mr. Montano was employed by Brookstreet Securities Corporation as Director of Research from 1995 to 1996. From 1992 to 1995 Mr. Montano was Chief Operating Officer and Director for Montano Securities Corporation, a nationwide USA securities brokerage and investment banking firm with ten offices. On December 31, 1997, Mr. Montano filed personal bankruptcy. Mr. Montano attended the University of Southern
California  and  is  the  son  of  Mr.  Daniel  Montano.

Ms. Judith Pelton is the Corporate Secretary of the Company. She has worked in the investment and securities business for over 25 years. Since January 1997 she has been a Director at C.K. Capital Corporation. From 1995 to 1996 she was employed at Brookstreet Securities in the investment banking department. From 1984 till 1994 she was employed at Montano Securities Corporation, her last position was as Vice President of Administration, handling regulatory and administrative functions for this nationwide USA securities/investment banking firm.

Wolfgang Priemer, Ph.D is a member of the Company's Board of Directors. Dr. Priemer is managing director and shareholder of KRUPS-LOGISTIC SYSTEMS, a young company that developed and markets a new sophisticated technology for sorting and commissioning for a large range of products. He holds a position as an inactive director and shareholder of a company offering the service of outsourcing the production of parts and components for machines to Eastern Europe including to the own subsidiary machining company in Poland with 400 employees. He holds the position of an honoree director of the foreign trade committee of the VDMA (German machine builders association) and is a vice director of the same committee in the BDI (Association of German Industry). Dr. Priemer received his Master Degree in mechanical engineering from the University of Darmstadt and his Ph.D. from the University of Fribourg in marketing. He has twenty-five years of experience in successfully managing as President a group of internationally operating machine building companies - The Kolbus GmbH & Co. KG -with global turnover of then two hundred million dollars. Dr. Priemer has a special expertise in taking over companies in turnaround situations and making them successful. As foreign languages he speaks German, English, French and some Spanish.

ITEM  6.  EXECUTIVE  COMPENSATION.

The following summary compensation table sets forth in summary form the compensation received during each of Essco (USA), Inc.'s last three completed fiscal years by Essco (USA), Inc.'s Chief Executive Officer. No other executive earned in excess of $100,000.



     Summary Compensation Table
--------------------------------------

Name
 And     Year
principal
Position        Salary ($)   Bonus ($)

Christos  1997  $   300,000  $        0

Traios    1996  $   300,000  $        0


The  following table sets forth the Option/SAR grants in the last fiscal year.

<BTB>
                         Option/SAR Grants in Last Fiscal Year


                           Individual Grants                                      Potential realizable
                                                                                  Value at
                                                                                  Assumed rates
                                                                                  Of stock price
                                                                                  Appreciation of        (f) and
                                                                                   Option                   (g)
Name      Optioni/SARs     Percent of total     Exercise of    Expiration date    5%($)       10%($)     Grant date
          Granted (#)      Options/SARs         Base price                                               Present
                           Granted to           ($/Sh)                                                   Value
(a)        (b)             (c)                  (d)            (e)                 (f)        (g)        (f)
CEO        1,000,000       100%                 9.00           11/30/07                                   $0
Christos
Traios


There  were  no  option/SAR  exercises  in  the  last  completed  fiscal year.

On December 1, 1997, Essco (USA), Inc. entered into a five year employment agreement with Christos Traios to serve as Essco (USA), Inc.'s chief executive officer. Under the employment agreement, Essco (USA), Inc. agreed to pay Mr. Traios an annual salary of $300,000 and a bonus of 10% of the operating profits of Essco (USA), Inc. in excess of $3,000,000 per year. The employment agreement also granted Mr. Traios the option to acquire 1,000,000 shares of Essco (USA), Inc.'s $.001 par value common stock at an exercise price of $9.00 per share. The non-qualified stock option expires November 30, 2007.

No  other  officer  has  a written employment agreement with Essco (USA), Inc

Essco (USA), Inc. has no annuity, pension or retirement plans or other plans for which benefits are based on actuarial computations.

Essco (USA), Inc. has no standard arrangements by which its directors are compensated.

ITEM  7.  CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS.

On October 9, 1997, Essco (USA), Inc. acquired 100% of the issued and outstanding shares of MIDLAND, Agricultural S.A. and 49% of the issued and outstanding shares of MIDLAND STEAMSHIPPING M. CO. from Mr. Chistos Traios in exchange for 3,250,200 shares of Essco (USA), Inc.'s common stock.

The  following  persons  may  be  considered  promoters  of Essco (USA), Inc.:
Alexander  G.  Montano,  Daniel  C.  Montano  and  C.K. Cooper & Company, Inc.
Alexander G. Montano received 100,000 shares of Essco (USA), Inc.'s common stock (approximately 2%) in exchange for his efforts. Daniel C. Montano received 600,000 shares of Essco (USA), Inc.'s common stock (approximately 12%) in exchange for his efforts. C. K. Cooper & Company, Inc. received 100,000 shares of Essco (USA), Inc.'s common stock (approximately 2%) in exchange for his efforts. C.K. Cooper & Company, Inc. is a corporation over which Alexander G. Montano exercises voting control.

ITEM  8.  LEGAL  PROCEEDINGS.

None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS OF ESSCO (USA), INC.'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

There is no established public trading market for Essco (USA), Inc.'s $.001 par value common stock. At the present time there are no outstanding options or warrants to purchase common stock, or securities convertible into common stock of Essco (USA), Inc., except for the stock option covering 1,000,000 shares at an exercise price of $9.00 per share held by Mr. Christos Traios.
There  are  no  securities outstanding that could be sold pursuant to Rule 144 under  the  Securities  Act  or  that Essco (USA), Inc. has agreed to register under the Securities Act for sale by security holders. There are no securities that are being, or have been publicly proposed to be, publicly offered by Essco (USA), Inc., the offering of which could have a material effect on the market price of Essco (USA), Inc.'s common stock.

As of November 15, 1997, there were approximately 38 holders of Essco (USA), Inc.'s common stock.

Essco  (USA),  Inc. has never paid any dividends and it is unlikely that Essco
(USA),  Inc.  will  pay  dividends  in  the  next  two  years.

ITEM  10.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.

On November 19, 1997, Essco (USA), Inc. received $476,900 in bridge financing from DayStar Partners, L.P., a California limited partnership. Under the terms of the bridge loan, Essco (USA), Inc. sold 47.5 Units consisting of a $10,000 promissory note and 2,000 shares of Essco (USA), Inc.'s common stock. The notes are due and payable six months following issuance. The transaction was exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering.

ITEM  11.  DESCRIPTION  OF  REGISTRANT'S  SECURITIES  TO  BE  REGISTERED.

Essco (USA), Inc.'s authorized capital stock consists of 21 million shares of which 20 million shares are designated common stock, with $.001 par value and 1 million shares are designated $.001 par value preferred stock. There are presently issued and outstanding 4,884,000 shares of common stock. No preferred stock has been issued by Essco (USA), Inc

Common  Stock

There are approximately 38 holders of Essco (USA), Inc.'s common stock. The holders of Essco (USA), Inc.'s common stock are entitled to one vote for each share on all matters voted on by stockholders, including election of directors. Except as otherwise required by law or provided in any resolution adopted by Essco (USA), Inc.'s Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. The shares of Essco (USA), Inc.'s common stock are free of preemptive rights and will participate in all dividends, if any, that are declared by Essco
(USA),  Inc.'s  board  of  directors  in  the  future.

ITEM  12.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933. A true and correct copy of Section 145 of the Delaware General Corporation Law which addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1

In addition, Section 102(b)(7) of the Delaware General Corporation Law and the Company's Certificate of Incorporation provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii)  for  paying  a dividend or approving a stock repurchase in violation of
Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

The Company's Certificate of Incorporation and Bylaws contain provisions that no director of the Company shall be liable to the Company for monetary damages for breach of fiduciary duty as a director involving any act or omission of such director other than (i) for breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

The effect of these provisions may be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)
-  (iv)  of  the  preceding  sentence.

ITEM  13.  FINANCIAL  STATEMENTS  AND  SUPPLEMENTARY  DATA.

Not  applicable.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM  15.  FINANCIAL  STATEMENTS  AND  EXHIBITS.

Attached hereto as pages F-1 through F-23 are the financial statements of Essco (USA), Inc.

                         INDEX TO FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES


MIDLAND AGRICULTURAL, S.A.                                                                              Page
                                                                                                        ----

  Financial Statements:
    Independent Auditors' Report                                                                        F-1
    Balance Sheets at December 31, 1996 and 1995 (Audited), and October 31, 1997 (Unaudited)            F-2
    Statements of Operations for the Year Ended December 31, 1996  and for the Period from October 1,
      1995 to December 31, 1995 (Audited) and for the Ten Months Ended October 31, 1997 and 1996
      (Unaudited)                                                                                       F-3
    Statements of Stockholders' Equity for the Period from October 1, 1995 to December 31, 1995 and for the Year Ended December 31, 1996 (Audited)  and for the Ten Months Ended October 31,
      1997 (Unaudited)                                                                                  F-4
    Statements of Cash Flows for the Year Ended December 31, 1996  and for the Period from October 1,
      1995 to December 31, 1995 (Audited) and for the Ten Months Ended October 31, 1997 and 1996
      (Unaudited)                                                                                       F-5
    Notes to Financial Statements                                                                       F-6

MIDLAND STEAMSHIPPING COMPANY

  Financial Statements:
    Independent Auditors' Report                                                                        F-11
    Balance Sheets at December 31, 1996 (Audited),  and October 31, 1997 (Unaudited)                    F-12
    Statements of Operations for the Period from October 8, 1996 to December 31, 1996 (Audited),
      and for the Ten Months Ended October 31, 1997 (Unaudited)                                         F-13
    Statements of Stockholders' Equity for the Period from October 8, 1996 to December 31,
      1996 (Audited), and for the Ten Months Ended October 31, 1997 (Unaudited)                         F-14
    Statements of Cash Flows for the Period from October 8, 1996 to December 31, 1996 (Audited),
      and for the Ten Months Ended October 31, 1997 (Unaudited)                                         F-15
    Notes to Financial Statements                                                                       F-16

ESSCO (USA), INC.

    Unaudited Proforma Consolidated Financial Statements:
    Unaudited Pro Forma Condensed Consolidated Balance Sheet at October 31, 1997                        F-20
    Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
      Ten Months Ended October 31, 1997                                                                 F-21
    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements                            F-22

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders of Midland Agricultural, S.A.


We have audited the accompanying balance sheets of Midland Agricultural, S.A. as of December 31, 1996 and 1995, and the related statement of operations, cash flows and stockholders' equity for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midland Agricultural, S.A. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the periods then ended, in conformity with generally accepted accounting principles.

                    BROWN  ARMSTRONG  RANDALL  &  REYES
                                        ACCOUNTANCY  CORPORATION






Bakersfield,  California
November  1,  1997

  The accompanying notes are an integral part of these financial statements.

                          MIDLAND AGRICULTURAL, S.A.
                                BALANCE SHEETS
               DECEMBER 31, 1996 AND 1995, AND OCTOBER 31, 1997




                                                   December 31,   December 31,    October 31,
                                                       1996           1995           1997
                                                   -------------  -------------  -------------
                                                                                  (Unaudited)

ASSETS
Current Assets
    Cash and cash equivalents                      $     365,390  $      10,000  $     356,556
    Accounts receivable                                2,530,883              -        644,400
    Related party receivable                                   -              -          6,800
                                                   -------------  -------------  -------------
      Total Current Assets                             2,896,273         10,000      1,007,756
                                                   -------------  -------------  -------------
Fixed Assets - net of depreciation                        28,640              -         23,011
                                                   -------------  -------------  -------------

      TOTAL ASSETS                                 $   2,924,913  $      10,000  $   1,030,767
                                                   =============  =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                 $      12,484  $           -  $      86,430
  Accrued employee benefits                                    -              -         10,000
                                                   -------------  -------------  -------------
    Total Current Liabilities                             12,484              -         96,430
                                                   -------------  -------------  -------------
Commitments and Contingencies
Stockholders' Equity
  Common stock, $100 par value, 10,000 shares
    authorized, 100 shares issued and outstanding         10,000         10,000         10,000
  Retained earnings                                    2,902,429              -        924,337
                                                   -------------  -------------  -------------
    Total Stockholders' Equity                         2,912,429         10,000        934,337
                                                   -------------  -------------  -------------

    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY                                       $   2,924,913  $      10,000  $   1,030,767
                                                   =============  =============  =============

                          MIDLAND AGRICULTURAL, S.A.
                            STATEMENT OF OPERATIONS
            FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR THE PERIOD
                 FROM OCTOBER 1, 1995 TO DECEMBER 31, 1995 AND
              FOR THE TEN MONTHS ENDED OCTOBER 31, 1997 AND 1996





                             Year Ended              Period from              Ten Months Ended    Ten Months Ended
                            December 31,   October 1, 1995 to December 31,      October 31,         October  31,
                                1996                     1995                 1997(Unaudited)     1996(Unaudited)
                            ------------   --------------------------------  ------------------  ------------------


Sales                       $  23,169,860  $                      2,224,000  $       13,440,860  $       19,303,010
Cost of Sales                  19,708,525                         1,909,296          12,287,600          16,612,170
                            -------------  --------------------------------  ------------------  ------------------
  Gross Profit                  3,461,335                           314,704           1,153,260           2,690,840
                            -------------  --------------------------------  ------------------  ------------------
Operating Expenses
  General and
    administrative
    expenses                      558,906                            71,200             228,923             304,114
 Provision for doubtful
  accounts                              -                                 -             300,000                   -
                            -------------  --------------------------------  ------------------  ------------------
  Total Operating Expenses        558,906                            71,200             528,923             304,114
                            -------------  --------------------------------  ------------------  ------------------
    Net Income              $   2,902,429  $                        243,504  $          624,337  $        2,386,726
                            =============  ================================  ==================  ==================

Net Income per Common
  Share                     $   29,024.29  $                       2,435.04  $         6,243.37  $        23,867.26
                            =============  ================================  ==================  ==================
Weighted Average Common
 Shares Outstanding                   100                               100                 100                 100
                            =============  ================================  ==================  ==================

                          MIDLAND AGRICULTURAL, S.A.
                       STATEMENT OF STOCKHOLDERS' EQUITY
         FOR THE PERIOD FROM OCTOBER 1, 1995 TO DECEMBER 31, 1995 AND
                   FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1997






                                             Common Stock     Common Stock
                                           Number of Shares       Amount      Retained Earning
                                           ----------------  ---------------  ----------------


Balance at October 1,
   1995                                                   -  $             -  $               -
  Issuance of stock                                     100           10,000                  -
  Dividends                                               -                -           (243,504)
  Net income                                              -                -            243,504
                                           ----------------  --------------- ------------------
Balance at
  December 31, 1995                                     100           10,000                  -
  Net income                                              -                -          2,902,429
                                           ----------------  --------------- ------------------
Balance at
  December 31, 1996                                     100           10,000          2,902,429
  Dividends (unaudited)                                   -                -        (2,602,429)
  Net income (unaudited)                                  -                -            624,337
                                           ----------------  --------------- ------------------
Balance at October 31,
   1997 (unaudited)                                     100  $        10,000  $         924,337
                                           ================  =============== ==================


                                            Total Stockholders'
                                                  Equity
                                           ---------------------



Balance at October 1,
   1995                                    $                  -
  Issuance of stock                                      10,000
  Dividends                                            (243,504)
  Net income                                            243,504
                                           ---------------------
Balance at
  December 31, 1995                                      10,000
  Net income                                          2,902,429
                                           ---------------------
Balance at
  December 31, 1996                                   2,912,429
  Dividends (unaudited)                              (2,602,429)
  Net income (unaudited)                                624,337
                                           ---------------------
Balance at October 31,   1997 (unaudited)
                                           $            934,337
                                           =====================

                          MIDLAND AGRICULTURAL, S.A.
                            STATEMENT OF CASH FLOWS
            FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR THE PERIOD
                 FROM OCTOBER 1, 1995 TO DECEMBER 31, 1995 AND
              FOR THE TEN MONTHS ENDED OCTOBER 31, 1997 AND 1996




                                                                        Ten Months        Ten Months
                                          Year Ended     Year Ended     Ended             Ended
                                          December31,    December31,    October 31,       October 31,
                                             1996           1995        1997(Unaudited)   1996(Unaudited)
                                          -------------  -------------  ----------------  ----------------

CASH FLOWS FROM OPERATING
  ACTIVITIES
  Net income                              $  2,902,429   $    243,504   $       624,337   $     2,386,726
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation                               6,360              -             5,629             1,000
      Changes in assets and liabilities:
        Decrease (increase) in trade
          receivables                       (2,530,883)             -         1,886,483        (1,548,600)
        Decrease (increase) in related
          party receivables                          -              -            (6,800)                -
        Increase (decrease) in accounts
          payable                               12,484              -            73,946            12,484
        Increase (decrease) in accrued
          employee benefits                          -              -            10,000                 -
                                          -------------  -------------  ----------------  ----------------
Net Cash Provided by Operating
  Activities                                   390,390        243,504         2,593,595           851,610
                                          -------------  -------------  ----------------  ----------------
CASH FLOWS FROM INVESTING
 ACTIVITIES
  Additions to fixed assets                    (35,000)             -                 -           (35,000)
                                          -------------  -------------  ----------------  ----------------
CASH FLOWS FROM FINANCING
 ACTIVITIES
  Proceeds from common stock
    issuance                                         -         10,000                 -                 -
  Dividends                                          -       (243,504)       (2,602,429)                -
                                          -------------  -------------  ----------------  ----------------
NET CASH USED BY INVESTING
 ACTIVITIES                                          -       (233,504)       (2,602,429)                -
                                          -------------  -------------  ----------------  ----------------
Net Increase (Decrease) in Cash and
  Cash Equivalents                             355,390         10,000            (8,834)          816,610
Cash and cash equivalents, beginning
  of period                                     10,000              -           365,390            10,000
                                          -------------  -------------  ----------------  ----------------
Cash and cash equivalents, end of period
                                          $    365,390   $     10,000   $       356,556   $       826,610
                                          =============  =============  ================  ================

                          MIDLAND AGRICULTURAL, S.A.
                         NOTES TO FINANCIAL STATEMENTS
            FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR THE PERIOD
            FROM OCTOBER 1, 1995 TO  DECEMBER 31, 1995 AND FOR THE
                  TEN MONTHS ENDED OCTOBER 31, 1997 AND 1996
        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
            ----------------------------------------------

NATURE  OF  OPERATIONS

Midland Agricultural, S.A. (the "Company"), a Republic of Panama Corporation, was formed on October 1, 1995. The Company was incorporated according to the laws of the Republic of Panama on November 11, 1995, and registered at the corporations' registry on November 21, 1995. The Company's headquarters is in Athens, Greece. The Company was formerly known as Mill-AGRO Hellas, SA; however, on May 3, 1997, the Company name was changed to Midland Agricultural, S.A. The Company is involved in the trade of agricultural products such as wheat, wheat-flour, corn, and barley. The Company has processing, storage, transportation and an office in Taganrog Port (Russia) and acts as the link between farmers in Russia and the food manufacturers in the Mediterranean countries. The Company exclusively uses the related shipping entity, Midland Steamshipping Company. All accounts are settled with letters of credit with U.S. dollars.

USE  OF  ESTIMATES  IN  THE  PREPARATION  OF  FINANCIAL  STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE  RECOGNITION

The Company recognizes revenues from the sales of agricultural products in the period of shipping and issuing of invoices. Virtually all sales are transacted in U.S. dollars.

FIXED  ASSETS

Furniture and fixtures are recorded at cost. Depreciation on furniture and fixtures is determined using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized.

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

NET  INCOME  PER  COMMON  SHARE

Net income per common share has been computed by dividing net earnings by the weighted average number of shares outstanding during the period.

CASH  AND  CASH  EQUIVALENTS

For purposes of the statement of cash flows, cash includes all cash and investments with maturities of three months or less.

INCOME  TAXES

According to Greek and Panamanian Law the Company is not subject to income taxes.

INTERIM  FINANCIAL  STATEMENTS

The interim financial information as of October 31, 1997, and for the ten months ended October 31, 1997 and 1996, is unaudited. However, in the opinion of management, these interim financial statements include all necessary adjustments to fairly present the results of the interim periods, and all such adjustments are of a normal recurring nature. The interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1996 and for the period from October 1, 1995 to December 31, 1995.

NEW  ACCOUNTING  PRONOUNCEMENTS

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share," which will be effective for the Company beginning December 31, 1997. SFAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share based upon the weighted average number of common shares for the period. It also requires dual presentation of basic and diluted earnings per share for companies with complex capital structures. Prior period financial statements provided for comparative purposes will require restatement. This statement will not have a material effect on financial statements presented by the Company.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 will be adopted by the Company for the year ended December 31, 1998. Prior period financial statements provided for comparative purposes will be reclassified, as required. This statement has no effect on financial statements traditionally presented by the Company, but increases required disclosures.

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

NEW  ACCOUNTING  PRONOUNCEMENTS  (Continued)

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." The statement requires the Company to report income/loss, revenue, expense and assets by business segment including information regarding the revenues derived from specific products and services and about the countries in which the Company is operating. The Statement also requires that the Company report descriptive information about the way that operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the Company's general purpose financial statements, and changes in the measurement of segment amounts from period to period. SFAS 131 will be adopted by the Company for the year ended December 31, 1998.


NOTE  2  -  DISCLOSURES  ABOUT  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
            -----------------------------------------------------------

The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments. Virtually all accounts receivable are settled with letters of credit within eight days from loading.


NOTE  3  -  RELATED  PARTY  TRANSACTIONS
          ------------------------------

At October 31, 1997, the Company has $6,800 of related party receivables, which is receivable from Midland Liners, Co., a company owned by the Company's major shareholder.

At October 31, 1997, the Company had paid to C & K Capital Corporation fees in total of $100,000 for services rendered in relation to the acquisition of Midland Steamshipping and Midland Agricultural. In addition, the Company had reimbursed certain legal, travel, and office expenses incurred as a result of these services provided.

At this time, the Company continues to sublease office space from C & K Capital Corporation at a rate of $2,000 per month, plus any extraordinary expenses such as telephone charges, etc.

C & K Capital Corporation is a corporation owned by Mr. Alexander G. Montano, the Chief Financial Officer of the Company, and employs Mr. Daniel C. Montano, Vice Chairman as a managing director (see Note 7).

The Company will from time to time purchase agricultural commodities in Russia at prevailing market prices from an agricultural company in which Mr. Christos Traios is a shareholder.

NOTE  4  -  CONCENTRATIONS
            --------------

SALES

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of sales. In the normal course, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and, if necessary, maintains allowances for possible losses.

The following purchasers accounted for 10% or more of the Company's sales for the periods ended:



                                       Ten Months
               For the Year Ended         Ended
                December 31, 1996   October 31, 1997
               -------------------  -----------------
                                       (Unaudited)

  Purchaser A                  12%                20%
  Purchaser B                  24%                25%
  Purchaser C                  38%                11%
  Purchaser D                  20%                 -

MARKETS

Midland Agricultural primarily handles agricultural goods that are harvested and delivered in Southern Russia. As a result, the business of the Company is mpacted by items such as weather patterns, and political risk associated with Russia.

The bulk of the Company's agricultural goods are in turn sold to various purchasers around the Mediterranean Sea, with a predominance in nations such as Italy, Greece, Israel, Lebanon and Egypt.


NOTE  5 - CONTINGENCIES

The Company is involved in legal actions arising in the ordinary course of business. In the opinion of management, the Company has adequate legal defenses or insurance coverage with respect to each of these actions and does not believe that they will materially affect the Company's results of operations or financial position.

NOTE 6 - LEASE COMMITMENTS


The Company pays approximately $2,500 per month for 100 square meters of office space in Taganrog. The Company just completed its first year of a four year lease, with annual increases of 15%. The Company has the choice to exercise an option to extend the lease for an additional four years.


NOTE 7 - SUBSEQUENT EVENT

On October 8, 1997, the Company entered into an acquisition agreement whereby ownership was transferred from Mr. Christos Traios, to Essco (USA), Inc. for 3,250,000 shares of common stock.

Additionally, 49% of Midland Steamshipping Company common stock was acquired by Essco (USA), Inc. Essco (USA), Inc. was formed by officers of C & K Capital Corporation (see Note 3), who will continue as officers and board members for Essco (USA), Inc.

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders of Midland Steamshipping Co.


We have audited the accompanying balance sheets of Midland Steamshipping Co.as of December 31, 1996 and 1995, and the related statement of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midland Steamshipping Co. as of December 31, 1996 and 1995, the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                  BROWN ARMSTRONG RANDALL & REYES
                                  ACCOUNTANCY CORPORATION






Bakersfield, California
November 1, 1997

  The accompanying notes are an integral part of these financial statements.

                           MIDLAND STEAMSHIPPING CO.
                                BALANCE SHEETS
                    DECEMBER 31, 1996 AND OCTOBER 31, 1997



                                                                  December 31,    October 31,
                                                                      1996           1997
                                                                  -------------  -------------
                                                                                  (Unaudited)

ASSETS
Current Assets
  Cash and cash equivalents                                       $     219,436  $     302,822
  Related party receivables                                             155,055              -
  Prepaid expenses                                                            -         68,064
                                                                  -------------  -------------
    Total Current Assets                                                374,491        370,886
                                                                  -------------  -------------
Property and Equipment
  Vessels                                                             1,200,000      1,200,000
  Furniture and fixtures                                                 55,727         55,727
                                                                  -------------  -------------
                                                                      1,255,727      1,255,727
  Less: accumulated deprecation                                         125,600        334,886
                                                                  -------------  -------------
    Total Property and Equipment                                      1,130,127        920,841
                                                                  -------------  -------------
    TOTAL ASSETS                                                  $   1,504,618  $   1,291,727
                                                                  =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Loan payable                                                    $     200,000  $           -
  Accrued liabilities                                                    45,015          5,100
  Accrued employee benefits payable                                           -         10,000
                                                                  -------------  -------------
    Total Liabilities                                                   245,015         15,100
                                                                  -------------  -------------
Commitments and Contingencies
Stockholders' Equity
  Common stock, $42 par value, 100 shares authorized, 100 shares
    issued and outstanding                                                4,200          4,200
  Additional paid-in capital                                          1,000,000      1,000,000
  Retained earnings                                                     255,403        272,427
                                                                  -------------  -------------
   Total Stockholders' Equity                                         1,259,603      1,276,627
                                                                  -------------  -------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $   1,504,618  $   1,291,727
                                                                  =============  =============

                           MIDLAND STEAMSHIPPING CO.
                           STATEMENTS OF OPERATIONS
              FOR THE PERIOD FROM INCEPTION ON OCTOBER 8, 1996 TO
                             DECEMBER 31, 1996 AND
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1997




                                                               October 8,
                                                                   1996        Ten Months
                                                  To            Ended
                                             December 31,    October 31,
                                                 1996           1997
                                            --------------  -------------
                                                             (Unaudited)

Revenues from voyages                       $    1,321,275  $     832,715
                                            --------------  -------------
Operating expenses
  Vessel expenses                                  779,258        469,320
  General and administrative expenses              286,614         90,968
                                            --------------  -------------
    Total Operating Expenses                     1,065,872        560,288
                                            --------------  -------------
Net Income                                  $      255,403  $     272,427
                                            ==============  =============

Net Income per Common Share                 $     2,554.03  $    2,724.27
                                            ==============  =============
Weighted Average Common Shares Outstanding             100            100
                                            ==============  =============


                           MIDLAND STEAMSHIPPING CO.
                      STATEMENTS OF STOCKHOLDERS' EQUITY
         FOR THE PERIOD FROM OCTOBER 8, 1996 TO DECEMBER 31, 1996 AND
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1997




                                          Common
                                           Stock    Common   Additional                   Total
                                         Number of   Stock     Paid-in     Retained    Stockholders
                                          Shares    Amount     Capital     Earnings       Equity
                                         ---------  -------  -----------  ----------  --------------

Balance at October 8, 1996                       -  $     -  $         -  $       -   $           -
  Issuance of stock                            100    4,200            -          -           4,200
  Assets contributed at book value               -        -    1,000,000          -       1,000,000
  Net Income                                     -        -            -    255,403         255,403
                                         ---------  -------  -----------  ----------  --------------
Balance at December 31, 1996                   100    4,200    1,000,000    255,403       1,259,603
  Dividends (unaudited)                          -        -            -   (255,403)       (255,403)
 Net income (unaudited)                          -        -            -    272,427         272,427
                                         ---------  -------  -----------  ----------  --------------
Balance at October 31, 1997 (unaudited)
                                               100  $ 4,200  $ 1,000,000  $ 272,427   $   1,276,627
                                         =========  =======  ===========  ==========  ==============

                           MIDLAND STEAMSHIPPING CO.
                           STATEMENTS OF CASH FLOWS
              FOR THE PERIOD FROM INCEPTION ON OCTOBER 8, 1996 TO
                             DECEMBER 31, 1996 AND
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1997



                                                                    October 8, 1996     Ten Month
                                                                          to              Ended
                                                                     December 31,      October 31,
                                                                         1996             1997
                                                                   -----------------  -------------
                                                                                       (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                       $        255,403   $    272,427
  Adjustments to reconcile net income to net cash provided (used)
    by operating activities:
    Depreciation                                                            125,600        209,286
    Changes in assets and liabilities:
      Decrease (increase) in related receivables                           (155,055)       155,055
      Decrease (increase) in prepaid expenses                                     -        (68,064)
      Increase (decrease) in accrued liabilities                             45,015        (29,915)
                                                                   -----------------  -------------
Net Cash Provided by Operating Activities                                   270,963        538,789
                                                                   -----------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of furniture and fixtures                                     (55,727)             -
                                                                   -----------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on note payable                                                        -       (200,000)
  Dividends                                                                       -       (255,403)
  Proceeds from  stock issuance                                               4,200              -
                                                                   -----------------  -------------
Net Cash Provided (Used) by Financing Activities                              4,200       (455,403)
                                                                   -----------------  -------------
Net Increase in Cash and Cash Equivalents                                   219,436         83,386
Cash and cash equivalent at beginning of period                                   -        219,436
                                                                   -----------------  -------------
Cash and cash equivalent at end of period                          $        219,436   $    302,822
                                                                   =================  =============

                           MIDLAND STEAMSHIPPING CO.
                         NOTES TO FINANCIAL STATEMENTS
              FOR THE PERIOD FROM INCEPTION ON OCTOBER 8, 1996 TO
                             DECEMBER 31, 1996 AND
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1997
        (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)



NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
            ----------------------------------------------

NATURE  OF  OPERATIONS

Midland Steamshipping Co. (the "Company"), a Greek Maritime Corporation, headquartered in Athens, was formed on September 17, 1996. The Company was formerly known as Megahel Nautical, however, its name was changed on March 13, 1997, to Midland Steamshipping. The Company is involved in the shipping of agricultural products. The Company primarily ships the products of a related party Midland Agricultural, S.A. Virtually all sales are done in U.S. dollars.

USE  OF  ESTIMATES  IN  THE  PREPARATION  OF  FINANCIAL  STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE  AND  EXPENSE  RECOGNITION

Voyage revenues and expenses are included in income at the time each voyage leg commences. This method of accounting does not differ materially from other acceptable accounting methods.

PROPERTY  AND  EQUIPMENT

Furniture and fixtures are recorded at cost. Depreciation on furniture and fixtures is determined using the straight-line method over the estimated useful lives of the assets, which is five years.

The Company owns one shipping vessel, which is recorded at cost and has an estimated useful life of five years. Vessel depreciation is computed using the straight-line method. Expenditures for maintenance and repairs of vessels are expensed when incurred and betterments are capitalized.

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

NET  INCOME  PER  COMMON  SHARE

Net income per common share has been computed by dividing net earnings by the weighted average number of shares outstanding during the period.

CASH  AND  CASH  EQUIVALENTS

For purposes of the statement of cash flows, cash includes all cash and investments with maturities of three months or less.

LONG-LIVED  ASSETS

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and/or Long-Lived Assets to be Disposed of." This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment loss under SFAS No. 121 is calculated as the difference between the carrying amount of the asset and its fair value. Management reviews carrying amounts of significant assets, e.g., vessels, quarterly.

INCOME  TAXES

According  to  Greek  Law  the  Company  is  not  subject  to  income  taxes.

INTERIM  FINANCIAL  STATEMENTS

The interim financial information as of October 31, 1997, and for the ten months ended October 31, 1997, is unaudited. However, in the opinion of management, these interim financial statements include all necessary adjustments to present fairly the results of the interim periods, and all such adjustments are of a normal recurring nature. The interim financial statements should be read in conjunction with the audited financial statements for the period from inception on October 8, 1996 to December 31, 1996.

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

NEW  ACCOUNTING  PRONOUNCEMENTS

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share," which will be effective for the Company beginning December 31, 1997. SFAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share based upon the weighted average number of common shares for the period. It also requires dual presentation of basic and diluted earnings per share for companies with complex capital structures. Prior period financial statements provided for comparative purposes will require restatement. This statement will not have a material effect on financial statements presented by the Company.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 will be adopted by the Company for the year ended December 31, 1998. Prior period financial statements provided for comparative purposes will be reclassified, as required. This statement has no effect on financial statements traditionally presented by the Company, but increases required disclosures.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." The statement requires the Company to report income/loss, revenue, expense and assets by business segment including information regarding the revenues derived from specific products and services and about the countries in which the Company is operating. The Statement also requires that the Company report descriptive information about the way that operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the Company's general purpose financial statements, and changes in the measurement of segment amounts from period to period. SFAS 131 will be adopted by the Company for the year ended December 31, 1998.


NOTE  2  -  DISCLOSURES  ABOUT  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
            -----------------------------------------------------------

The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments.

NOTE  3  -  RELATED  PARTY  TRANSACTIONS
          ------------------------------

At December 31, 1996, the Company had $155,055 of related party receivables. These receivables are from companies owned by the Company's major shareholder.


NOTE  4  -  CONCENTRATIONS
            --------------

The largest single customer of Midland Steamshipping is its sister Company, Midland Agricultural. This single customer accounts for approximately 60% of voyages made during the period of 1996 through October 31, 1997.

The Company is comfortable that there is sufficient demand for river/sea going vessels that its fleet could be employed at prevailing "day rates" should Midland Agricultural not require the level of service it has historically chartered.


NOTE  5  -  NOTE  PAYABLE
          ---------------

The note payable a December 31, 1996 is composed of a note due for the purchase of Company vessels.


NOTE  6  -  CONTINGENCIES
            -------------

The Company is involved in legal actions arising in the ordinary course of business. In the opinion of management, the Company has adequate legal defenses or insurance coverage with respect to each of these actions and does not believe that they will materially affect the Company's results of operations or financial position.


NOTE  7  -  SUPPLEMENTAL  DISCLOSURE  OF  CASH  FLOW  INFORMATION
            -----------------------------------------------------

During October 1996, the Company received a vessel valued at $1,200,000 in exchange for an increase in capital of $1,000,000 and a note payable of $200,000.


NOTE  8  -  SUBSEQUENT  EVENT
            -----------------

On October 8, 1997, the Company entered into an acquisition agreement whereby 49% of the ownership of the Company was transferred from Mr. Christos Traios, to Essco (USA), Inc. for 3,250,000 shares of common stock. The sister company, Midland Agricultural, was 100% acquired by Essco (USA), Inc. in the simultaneous transaction. The overall acquisition was structured by C & K Capital Corporation of Irvine, California.

   The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

ESSCO  (USA),  INC.
UNAUDITED  PRO  FORMA  CONDENSED  CONSOLIDATED  BALANCE  SHEET
OCTOBER  31,  1997



                                    ESSCO                                                         ESSCO (USA),
                                    (USA),       Midland          Midland        Pro Forma      Inc. Consolidated
                                     Inc.      Agricultural    Steamshipping    Adjustments         Pro Forma
                                  ----------  --------------  ---------------  --------------  ------------------

ASSETS
  Cash and cash equivalents       $   5,393   $     356,556   $      302,822   $           -   $          664,771
  Related party receivables               -           6,800                -               -                6,800
  Receivables                       200,000         644,400                -    (98,000)  (2)             746,400
  Prepaid expenses                        -               -           68,064               -               68,064
                                  ----------  --------------  ---------------  --------------  -------------------
    Total Current Assets            205,393       1,007,756          370,886         (98,000)           1,486,035
                                  ----------  --------------  ---------------  --------------  -------------------

Vessels                                   -               -        1,200,000               -            1,200,000
Furniture and fixtures                    -          35,000           55,727               -               90,727
                                                                                           -
Less: accumulated depreciation            -         (11,989)        (334,886)              -             (346,875)
                                  ----------  --------------  ---------------  --------------  -------------------
    Total Property and Equipment          -          23,011          920,841               -              943,852
                                  ----------  --------------  ---------------  --------------  -------------------
    TOTAL ASSETS                  $ 205,393   $   1,030,767   $    1,291,727   $     (98,000)  $        2,429,887
                                  ==========  ==============  ===============  ==============  ===================
LIABILITIES AND
 STOCKHOLDERS'  EQUITY
  Loan payable                    $ 250,000   $           -   $            -   $ (98,000) (2)  $          152,000
  Accrued liabilities                29,683          96,430           15,100               -              141,213
                                  ----------  --------------  ---------------  --------------  -------------------
    Total Current Liabilities       279,683          96,430           15,100         (98,000)             293,213
                                  ----------  --------------  ---------------  --------------  -------------------

Minority interest in subsidiary           -               -                -      651,080 (1)             651,080
                                  ----------  --------------  ---------------  --------------  -------------------

Stockholders' Equity
  Common stock                        1,000          10,000            4,200      (2,142) (1)              13,058
  Paid-in capital                    49,000               -        1,000,000    (510,000) (1)             539,000
  Retained earnings                (124,290)        924,337          272,427    (138,938) (1)             933,536
                                  ----------  --------------  ---------------  --------------  -------------------
    Total Stockholders' Equity      (74,290)        934,337        1,276,627        (651,080)           1,485,594
                                  ----------  --------------  ---------------  --------------  -------------------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY        $ 205,393   $   1,030,767   $    1,291,727   $     (98,000)  $        2,429,887
                                  ==========  ==============  ===============  ==============  ===================


                               ESSCO (USA), INC.
                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1997




                                                                                               ESSCO
                                  ESSCO         Midland        Midland        Pro Forma     (USA), Inc.
                               (USA), Inc.   Agricultural   Steamshipping    Adjustments     Pro Forma
                              -------------  -------------  --------------  -------------  -------------

Sales of agricultural
  products                    $          -   $  13,440,860  $            -  $          -   $ 13,440,860
Revenue from voyages                     -               -         832,715             -        832,715
                              -------------  -------------  --------------  -------------  -------------
    Total Revenues                       -      13,440,860         832,715             -     14,273,575
                              -------------  -------------  --------------  -------------  -------------
Cost of sales                            -      12,287,600         469,320             -     12,756,920
General, administrative and
  selling
                                   124,290         228,923          90,968             -        444,181
 Provision for
   doubtful accounts                     -         300,000               -             -        300,000
                              -------------  -------------  --------------  -------------  -------------
    Total Expenses                 124,290      12,816,523         560,288             -     13,501,101
                              -------------  -------------  --------------  -------------  -------------
Income before
  minority interests
  in  subsidiary
  earnings                        (124,290)        624,337         272,472             -        772,474
Minority interests in
  subsidiary
  earnings                               -               -               -   (138,938)(1)      (138,938)
                              -------------  -------------  --------------  -------------  -------------
Net Income (Loss)             $   (124,290)  $     624,337  $      272,427  $   (138,938)  $    633,536
                              =============  =============  ==============  =============  =============

Net Income (Loss)
  per Share                   $              $    6,243.37  $     2,724.27                 $        .13
                              =============  =============  ==============                 =============
Weighted Average Shares
  Outstanding                                          100             100                    4,904,000
                                             =============  ==============                 =============

                               ESSCO (USA), INC.
                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE TEN MONTHS ENDED OCTOBER 31, 1997




NOTE  1  -  BASIS  OF  PRESENTATIONS
          --------------------------

The unaudited pro forma condensed consolidated balance sheet at October 31, 1997 and the unaudited pro forma condensed consolidated statement of operations for the ten months ended October 31, 1997(collectively the "Essco
(USA), Inc. Unaudited Pro Forma Financial Statements") have been prepared from the historical financial statements of Midland Agricultural, S.A. (Agricultural) and Midland Steamshipping Co. (Steamshipping). The unaudited pro forma condensed consolidated financial statements have been prepared as if Essco (USA), Inc. had merged with Agricultural and Steamshipping on January 1, 1997. The merger has been accounted for in the Essco (USA), Inc. Pro Forma Financial Statements using the pooling method of accounting.

The agricultural subsidiary is 100% owned, and the steamshipping subsidiary is 49% owned, the maximum allowable under Greek law to be owned by a non-Greek company. The majority shareholder of Essco owns the 51% unconsolidated interest of steamshipping; however, Essco management consolidates the 49% interest because virtually all of agricultural's shipping business is done with steamshipping.

The Essco (USA), Inc. Pro Forma Financial Statements are not necessarily indicative of the current future financial position or results of Essco (USA), Inc. Management believes the estimates and assumptions provide a reasonable basis for presenting the significant effects of the transactions and that the pro forma adjustments give appropriate effect to these estimates and assumptions and are properly applied in the Essco (USA), Inc. Pro Forma Financial Statements.


NOTE  2  -  PRO  FORMA  ADJUSTMENTS
            -----------------------

Unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of operations:

     (1) To effect the merger, Essco (USA), Inc. issued three million one hundred fifty thousand (3,150,000) shares in exchange for all the issued and outstanding shares of agricultural and 49% of the issued and outstanding shares of steamshipping.

     (2)      To eliminate the loan payable to Essco by Midland Steamshipping.

NOTE  3  -  INCOME  TAXES
            -------------

These statements contain no deferred taxes nor provision for income taxes because the subsidiaries are completely exempt from Greek income tax, while the parent, Essco (USA), Inc., has taxable losses from its inception on October 8, 1996 to October 31, 1997. As the parent and subsidiaries continue into the future, management anticipates income taxes to be provided only for the parent company earnings as the foreign subsidiaries and the U.S. parent will most likely be majority owned by non-U.S. citizens, and it is managements intent to re-invest earnings of its foreign subsidiaries in foreign owned assets and business activities.

The following exhibits are attached hereto and incorporated herein by reference.

3.1          Certificate  of  Incorporation
3.2          By-Laws
4.1          Form  of  $.001  Par  Value  Common  Stock  Certificate
10.1          Employment  Agreement  with  Christos  Traios
21          Subsidiaries  of  Essco  (USA),  Inc.
27          Financial  Data  Schedule
99.1 8 Del. Code Ann. 145 Indemnification of officers, directors, employees and agents

                                  SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Essco (USA), Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      ESSCO (USA),  Inc.



                                      By:   /s/Alexander  G.  Montano
                                            -------------------------
                                            Name:Alexander  G.  Montano
                                            Title:Chief Financial Officer

Date:  January  30,  1998

EXHIBIT  INDEX



No.   Description                                                                         Page
3.1   Certificate of Incorporation
3.2   By-Laws
4.1   Form of $.001 Par Value Common Stock Certificate
10.1  Employment Agreement with Christos Traios
21    Subsidiaries of Essco (USA), Inc.
27    Financial Data Schedule
99.1  8 Del. Code Ann.  145 Indemnification of officers, directors, employees and agents
----  ----------------------------------------------------------------------------------

[Exhibit  3.1]
                         CERTIFICATE OF INCORPORATION

                                      OF

                               ESSCO (USA), Inc.



l.    The  name  of  the  corporation  is  ESSCO  (USA),  Inc

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is: Twenty-One Million (21,000,000) of which stock Twenty Million (20,000,000) shares of the par value of $.001 each shall be common stock and of which One Million (1,000,000) shares of the par value of $.001 each shall be preferred stock. Further, the board of directors of this corporation, by resolution only and without further action or approval, may cause the corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

5.    The  name  and  mailing  address  of  each  incorporator  is as follows:


NAME                    MAILING ADDRESS
----------------  ----------------------------

 Richard O. Weed  5140 Birch Street, Suite 100
                  Newport Beach, CA 92660


The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:


NAME                        MAILING ADDRESS
--------------------  ---------------------------


Alexander G. Montano  18500 Von Karman, Suite 560
                      Irvine, CA 92614


6.    The  corporation  is  to  have  perpetual  existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To  make,  alter  or  repeal  the  by-laws  of  the  corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

To designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any by-law of the corporation.

When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware
Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this Twenty-third day of September, 1997.




/s/  Richard  O.  Weed
----------------------
      Richard  O.  Weed

[Exhibit  3.2]
                               ESSCO (USA), Inc.
                                   * * * * *
                                 B Y - L A W S
                                   * * * * *

                                   ARTICLE I
                                    OFFICES
Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.
Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.
                                  ARTICLE II
                           MEETINGS OF STOCKHOLDERS
Section l. All meetings of the stockholders for the election of directors shall be held in the City of Athens, State of Greece, at such place as may be fixed from time to time by the board of directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.
Section 2. Annual meetings of stockholders, commencing with the year 1997, shall be held on the Fifteenth day of September, if not a legal holiday, and if a legal holiday, then on the next secular day following, at 10:00 AM, or at such other date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.
Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than 15 nor more than 60 days before the date of the meeting.
Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.
Section 6. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than 15 nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting.
Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 8. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.
Section 10. Unless otherwise provided in the certificate of incorporation each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.
Section 11. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                  ARTICLE III
                                   DIRECTORS
Section 1. The number of directors which shall constitute the whole board shall be five directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and
qualified.    Directors  need  not  be  stockholders.
Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.
Section 3. The business of the corporation shall be managed by or under the direction of its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.
                      MEETINGS OF THE BOARD OF DIRECTORS
Section 4. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.
Section 5. The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.
Section 6. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.
Section 7. Special meetings of the board may be called by the president on 5 days' notice to each director, either personally or by mail or by facsimile communication; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director; in which case special meetings shall be called by the president or secretary in like manner and on like notice on the written request of the sole director.
Section 8. At all meetings of the board, a majority of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 9. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

Section 10. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
                            COMMITTEES OF DIRECTORS
Section 11. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.
In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.
Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of Delaware to be submitted to stockholders for approval or (ii) adopting, amending or repealing any by-law of the corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.
Section 12. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
                           COMPENSATION OF DIRECTORS
Section 13. Unless otherwise restricted by the certificate of incorporation or these by-laws, the board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
                             REMOVAL OF DIRECTORS
Section 14. Unless otherwise restricted by the certificate of incorporation or by law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.
                                  ARTICLE IV
                                    NOTICES
Section 1. Whenever, under the provisions of the statutes or of the certificate of incorporation or of these by-laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United
States  mail.    Notice  to  directors  may  also  be  given  by  facsimile telecommunication.
Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these by-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                   ARTICLE V
                                   OFFICERS
Section 1. The officers of the corporation shall be chosen by the board of directors and shall be a president, a vice-president, a secretary and a treasurer. The board of directors may also choose additional vice-presidents, and one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these by-laws otherwise provide.
Section 2. The board of directors at its first meeting after each annual meeting of stockholders shall choose a president, one or more vice-presidents, a secretary and a treasurer.
Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.
Section 4. The salaries of all officers and agents of the corporation shall be fixed by the board of directors.
Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.
                                 THE PRESIDENT
Section 6. The president shall be the chief executive officer of the corporation, shall preside at all meetings of the stockholders and the board of directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect.
Section 7. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.
                              THE VICE-PRESIDENTS
Section 8. In the absence of the president or in the event of his inability or refusal to act, the vice-president (or in the event there be more than one vice-president, the vice-presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
                     THE SECRETARY AND ASSISTANT SECRETARY
Section 9. The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

Section 10. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
                    THE TREASURER AND ASSISTANT TREASURERS
Section 11. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.
Section 12. He shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation.
Section 13. If required by the board of directors, he shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.
Section 14. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
                                  ARTICLE VI
                            CERTIFICATES FOR SHARES
Section 1. The shares of the corporation shall be represented by a certificate or shall be uncertificated. Certificates shall be signed by, or in the name of the corporation by, the chairman or vice-chairman of the board of directors, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation.
If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of Delaware or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 2. Any of or all the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
                               LOST CERTIFICATES
Section 3. The board of directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
                               TRANSFER OF STOCK
Section 4. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be cancelled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.
                              FIXING RECORD DATE
Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting: provided, however, that the board of directors may fix a new record date for the adjourned meeting.
                            REGISTERED STOCKHOLDERS
Section 6. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
                                  ARTICLE VII
                              GENERAL PROVISIONS
                                   DIVIDENDS
Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
                               ANNUAL STATEMENT
Section 3. The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.
                                    CHECKS
Section 4. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.
                                  FISCAL YEAR
Section 5. The fiscal year of the corporation shall be fixed by resolution of the board of directors.
                                     SEAL
Section 6. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal,
Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
                                INDEMNIFICATION
Section 7. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.
                                 ARTICLE VIII
                                  AMENDMENTS
Section 1. These by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting. If the power to adopt, amend or repeal by-laws is conferred upon the board of directors by the certificate of incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal by-laws.

[Exhibit  4.1]

                  NUMBER                              SHARES
            ____________                              _____________

             INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
                              SEPTEMBER 23, 1997

                               ESSCO (USA), INC.

  20,000,000 SHARES COMMON STOCK             1,000,000 SHARES PREFERRED STOCK
  $.001. PAR VALUE EACH                                        $.001 PAR VALUE
                                     EACH

    THIS CERTIFIES THAT______________________________________________ IS THE
                                  REGISTERED
   HOLDER OF __________________________________________________ Shares of the
                                Common Stock of
                               ESSCO (USA), Inc.

HEREINAFTER DESIGNATED "THE CORPORATION", TRANSFERABLE ON THE SHARE REGISTER OF THE CORPORATION UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED OR ASSIGNED.

This certificate and the shares represented thereby shall be subject to all of the provisions of Certificate of Incorporation and the By-laws of said Corporation, a copy of which is on file at the office of the Corporation and made a part hereof as fully as though the provisions of said Certificate of Incorporation and By-laws were imprinted in full on this certificate, to all of which the holder of this certificate, by accptance hereof assents and agrees to be bound.

Any stockholder may obtain from the principal office of the Corporation, upon request and without charge, a statement of the number of shares constituting each class or series of stock and the designation thereof; and a copy of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights and the By-laws.

WITNESS THE SEAL OF THE CORPORATION AND THE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.
DATED:


_________________________________
SECRETARY

_________________________________
PRESIDENT

[Exhibit  10.1]
                             EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 1st day of December, 1997, by and between ESSCO (USA), Inc., a Delaware corporation (the "Company"), and Christos Traios (the "Executive").

WHEREAS, the Company desires to retain the services of the Executive as Chief Executive Officer of the Company and the Executive desires to render such services on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment Term. The Company employs the Executive and the Executive accepts employment by the Company, upon the terms and subject to the conditions set forth in this Agreement, until November 30, 2002; provided, however, that such employment may be sooner terminated pursuant to the terms of this Agreement.

2. Management of the Company. The Executive shall devote the Executive's time, best efforts, attention and skill to, and shall perform faithfully, loyally and efficiently the Executive's duties as Chief Executive Officer of the Company. Further, the Executive will punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter reasonably establish governing the Executive's conduct and the conduct of the Company's business which are consistent with this Agreement.

3. Compensation; Benefits. In consideration of the services rendered to the Company by the Executive, the Company shall pay the Executive a salary at the annual rate of Three Hundred Thousand Dollars ($300,000) (the "Salary"). The Salary shall be payable in accordance with the normal payroll practices of the Company then in effect. In addition to Salary, the Executive shall be entitle to an annual bonus equal to ten percent (10%) of the annual operating profits of the Company in excess of Three Million Dollars ($3,000,000) per year (the "Bonus"). The Salary, Bonus, and all other forms of compensation paid to the Executive hereunder, shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Executive shall be solely responsible for income taxes imposed on the Executive by reasons of any cash or non-cash compensation and benefits provided by this Agreement.

In addition to the Salary, during the Employment Term, the Executive shall be entitled to: (i) all legal and religious holidays, and two (2) weeks paid vacation per annum. The Executive shall arrange for vacations in advance at such time or times as shall be mutually agreeable to the Executive and the Company's Board of Directors. The Executive may not receive pay in lieu of vacation; (ii) participate in all employee benefit plans and/or arrangements adopted by the Company relating to pensions, hospital, medical, dental, disability and life insurance, deferred salary and savings plans, and other similar employee benefit plans or arrangements to the extent that the Executive meets the eligibility requirements for any such plan as in effect from time to time; (iii) payment by the Company directly, or reimbursement by the Company for, reasonable and customary business and out-of-pocket expenses incurred by the Executive in connection with the performance by the Executive of the Executive's duties under this Agreement in accordance with the Company's policies and practices for reimbursement of such expenses, as in effect from time to time, including, without limitation, reasonable and necessary travel, lodging, entertainment and meals incurred by the Executive in furtherance of the Company's business and at the Company's request.

In addition to the payment of Salary, the Company hereby grants to the Executive, One Million (1,000,000) non-qualified stock options (collectively, the "Stock Options"). Each Stock Option provides the Executive with the right to purchase one share of the Company's $.001 par value common stock at $9.00 per share. The Stock Options are non-transferable, vest immediately in Executive, and expire at the close of business on November 30, 2007.

4. Termination of Employment. The Executive's employment hereunder shall terminate upon the earliest to occur of any the following events, on the dates and at the times specified below:

(i)    the  close  of  business  on November 30, 2002 (the "Expiration Date");

(ii)    the  close of business on the date of the Executive's death ("Death");

(iii) the close of business on the Termination Date (as defined below) specified in the Notice of Termination (as defined below) which the Company shall have delivered to the Executive due to the Executive's Disability. "Disability" shall mean if (i) the Executive is absent from work for 30 calendar days in any twelve-month period by reason of illness or incapacity whether physical or otherwise) or (ii) the Company reasonably determines that the Executive is unable to perform his duties, services and responsibilities by reason of illness or incapacity (whether physical or otherwise) for a total of 30 calendar days in any twelve-month period during the Employment Term. The Executive agrees, in the event of any dispute under this Section, and after receipt by the Executive of such Notice of Termination from the Company, to submit to a physical examination by a licensed physician selected by the Company. The Executive may seek a second opinion from a licensed physician acceptable to the Company. If the results of the first examination and the second examination are different, a licensed physician selected by the physicians who have performed the first and second examinations shall perform a third physical examination of the Executive, the result of which shall be determinative for purposes of this Section;

(iv) the close of business on the Termination Date specified in the Notice of Termination which the Executive shall have delivered to the Company to terminate his employment ("Voluntary Termination");

(v) the close of business on the Termination Date specified in the Notice of Termination which the Company shall have delivered to the Executive to terminate the Executive's employment for Cause. "Cause" as used herein means termination based on (i) the Executive's material breach of this Agreement,
(ii) conviction of the Executive for (a) any crime constituting a felony in the jurisdiction in which committed, (b) any crime involving moral turpitude whether or not a felony), or (c) any other criminal act against the Company involving dishonesty or willful misconduct intended to injure the Company (whether or not a felony), (iii) substance abuse by the Executive, (iv) the failure or refusal of the Executive to follow one or more lawful and proper directives of the Board of Directors delivered to the Executive in writing, or
(v) willful malfeasance or gross misconduct by the Executive which discredits or damages the Company.

Any purported termination by the Company or the Executive (other than by reason of Death or on the Expiration Date) shall be communicated by written
Notice of Termination to the other. As used herein, the term "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. After receipt of a Notice of Termination, the Executive shall continue to be available to the Company on a part-time basis at reasonable and customary hourly rates to assist in the necessary transition.

As used herein, the term "Termination Date" shall mean, (i) in the case of Death, the date of the Executive's death, (ii) in the case of expiration of the term hereof, the Expiration Date, or (iii) in all other cases, the date specified in the Notice of Termination.

5.    Employee  Covenants.

Trade  Secrets  and  Proprietary  Information.    The  Executive  agrees  and
----------------------------------------------
understands  that  due  to  the  Executive's  position  with  the Company, the
---------
Executive  will be exposed to, and has received and will receive, confidential
-------
and proprietary information of the Company or relating to the Company's business or affairs collectively, the "Trade Secrets"), including but not limited to technical information, product information and formulae, processes, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices and other forms of information considered by the Company to be proprietary and confidential and in the nature of trade secrets. Trade Secrets shall not include any such information which (A) was known to the Executive prior to his employment by the Company or (B) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions of this Section. Except to the extent that the proper performance of the Executive's duties, services and responsibilities hereunder may require disclosure, the Executive agrees that during the Employment Term and at all times thereafter the Executive will keep such Trade Secrets confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. On the Termination Date unless the Executive remains as an employee of the Company thereafter in which case, on the date which the Executive is no longer an employee of the Company), the Executive will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible product or document which has been produced by, received by or otherwise submitted to and retained by the Executive in the course of his employment with the Company. Any material breach of the terms of this paragraph shall be considered Cause.

Prohibited  and  Competitive  Activities.    The  Executive  and  the  Company
-----------------------------------------
recognize  that  due to the nature of the Executive's engagement hereunder and
--------
the relationship of the Executive to the Company, the Executive has had and will have access to, has had and will acquire, and has assisted and may continue to assist in, developing confidential and proprietary information relating to the business and operations of the Company and its affiliates, including, without limitation, Trade Secrets. The Executive acknowledges that such information has been and will be of central importance to the business of the Company and its affiliates and that disclosure of it to, or its use by, others (including, without limitation, the Executive (other than with respect to the Company's business and affairs)) could cause substantial loss to the Company.

The Executive and the Company also recognize that an important part of the Executive's duties will be to develop good will for the Company and its affiliates through the Executive's personal contact with Clients (as defined below), employees, and others having business relationships with the Company, and that there is a danger that this good will, a proprietary asset of the Company, may follow the Executive if and when the Executive's relationship with the Company is terminated. The Executive accordingly agrees as follows:

(i) Prohibited Activities. The Executive agrees that the Executive will not at any time during the Employment Term: (A) (other than in the course of the Executive's employment) disclose or furnish to any other person or, directly or indirectly, use for the Executive's own account or the account of any other person, any Trade Secrets, no matter from where or in what manner he may have acquired such Trade Secrets, and the Executive shall retain all such Trade Secrets in trust for the benefit of the Company, its affiliates and the successors and assigns of any of them, (B) directly or through one or more intermediaries, solicit for employment or recommend to any subsequent employer of the Executive the solicitation for employment of, any person who, at the time of such solicitation, is employed by the Company or any affiliate, (C) directly or indirectly, whether for the Executive's own account or for the account of any other person, solicit, divert, or endeavor to entice away from the Company or any entity controlled by the Company, or otherwise engage in any activity intended to terminate, disrupt, or interfere with, the Company's or any of its affiliates' relationships with, Clients, or otherwise adversely affect the Company's or any of its affiliates' relationships with Clients or other business relationships of the Company or any affiliate thereof, or (D) publish or make any statement critical of the Company or any shareholder or affiliate of the Company or in any way adversely affect or otherwise malign the business or reputation of any of the foregoing persons (any activity described in clause (A), (B), (C) or (D) of this Section being referred to as a Prohibited Activity"); provided, however, that if in the written opinion of Counsel, the Executive is legally compelled todisclose Trade Secrets to any tribunal or else stand liable for contempt or suffer other similar censure or penalty, then the disclosure to such tribunal of only those Trade Secrets which such counsel advises in writing are legally required to be disclosed shall not constitute a Prohibited Activity provided that the Executive shall give the Company as much advance notice of such disclosure as is reasonably practicable. As used herein, the term "Clients" shall mean those persons who, at any time during the Executive's course of employment with the Company (including, without limitation, prior to the date of this Agreement) are or were clients or customers of the Company or any affiliate thereof or any predecessor of any of the foregoing.

(ii) Non-Competition. By and in consideration of the Company's entering into this Agreement, the Executive agrees that the Executive will not, during the Employment Term and for a period of eighteen months thereafter, engage in any Competitive Activity. The term "Competitive Activity" means engaging in any of the following activities: (A) serving as a director of any Competitor (as defined below), (B) directly or indirectly through one or more intermediaries, either (X) controlling any Competitor or (Y) owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and, at the time of any acquisition thereof by the Executive, do not in the aggregate exceed 5% of the particular class of interests of such Competitor then outstanding) (it being understood that, if interests in any Competitor are owned by an investment vehicle or other entity in which the Executive owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to the Executive, such portion determined by applying the percentage of the equity interest in such entity owned by the Executive to the interests in such Competitor owned by such entity), (C) employment by (including serving as an officer, director or partner of), providing consulting services to (including, without limitation, as an independent contractor), or managing or operating the business or affairs of, any Competitor or (D) participating in the ownership, management, operation or control of or being connected in any manner with any Competitor. The term "Competitor" as used herein (i) during the Employment Term, means any person (other than the Company, Parke Industries, Inc. or any of their respective affiliates) that competes, either directly or indirectly with any of the business conducted by the Company or any affiliate.

Remedies.    The Executive agrees that any breach of the terms of this Section
---------
would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Executive therefore agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies to which the Company may be entitled at law or in equity for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. the provisions of this Section 8 shall survive any termination of this Agreement. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section.

Proprietary Information and Inventions.  The Executive agrees that any and all
---------------------------------------
inventions, discoveries, improvements, processes, formulae, business application software, patents, copyrights and trademarks made, developed, discovered or acquired by him prior to and during the Employment Term, solely or jointly with others or otherwise, which relate to the business of the Company, and all knowledge possessed by the Executive relating thereto collectively, the "Inventions"), shall be fully and promptly disclosed to the Board of Directors and to such person or persons as the Board of Directors shall direct and the Executive irrevocably assigns to the Company all of the Executive's right, title and interest in and to all Inventions of the Company and all such Inventions shall be the sole and absolute property of the Company and the Company shall be the sole and absolute owner thereof. The Executive agrees that he will at all times keep all Inventions secret from everyone except the Company and such persons as the Board of Directors may from time to time direct. The Executive shall, as requested by the Company at any time and from time to time, whether prior to or after the expiration of the Employment Term, execute and deliver to the Company any instruments deemed necessary by the Company to effect disclosure and assignment of the Inventions to the Company or its designees and any patent applications (United States or foreign) and renewals with respect thereto, including any other instruments deemed necessary by the Company for the prosecution of patent applications, the acquisition of letters patent and/or the acquisition of patents or copyrights in any and all countries and to vest title thereto in the Company or its nominee.

6. Representations and Warranties of the Executive. The Executive represents and warrants to the Company that:

(i) The Executive's employment by the Company as contemplated will not conflict with, and will not be constrained by, any prior or current employment, consulting agreement or relationship, whether written or oral; and

(ii) The Executive does not possess confidential information arising out of any employment, consulting agreement or relationship with any person or entity other than the Company which could be utilized in connection with the Executive's employment by the Company.

7. Binding Effect or Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, representatives, states, successors and assigns, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise; provided, however, that the Executive, or any beneficiary or legal representative of the Executive, shall not assign all or any portion of the Executive's rights or obligations under this Agreement without the prior written consent of the Company.

8. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt.

9. Amendment and Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by each of the Executive and the Company. No such waiver or discharge by either party hereto at any time or any waiver or discharge of any breach by the other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party, shall be deemed a waiver or discharge of similar or dissimilar provisions or conditions, or a waiver or discharge of any breach of any provisions, at the same or at any prior or subsequent time.

10.    Governing  Law.   This Agreement shall be governed by and construed and
enforced in accordance with the laws of California without giving effect to the conflict of law principles of that state.

11. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other portion of this Agreement, and this Agreement shall be construed as if such provision had never been contained herein.

12. Withholding Taxes. Notwithstanding anything contained herein to the contrary, all payments required to be made hereunder by the Company to the Executive, or his estate or beneficiaries, shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable federal, state or local law or regulation.

13.    Arbitration  of  Disputes.   The parties hereto mutually consent to the
resolution by arbitration of all claims and controversies arising out of or relating to this Agreement.

14.    Counterparts.    This  Agreement  may  be  executed  in  any  number of
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements, written or oral, understandings and arrangements, either oral or written, between the parties with respect to the subject matter, and shall, as of the date hereof, constitute the only employment agreement between the parties.

16. Further Assurances. Each party shall do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated.

17. Construction. The headings in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

"Company"
ESSCO  (USA),  Inc.,  a  Delaware  corporation



By:  /s/  Alexander  G.  Alexander
     -----------------------------
Name:  Alexander  G.  Montano
Title:  Chief  Financial  Officer

"Executive"




By:  /s/  Christos  Traios
     ---------------------
Name:  Christos  Traios

[Exhibit  21]

Subsidiaries  of  the  Registrant

MIDLAND, Agricultural S.A. a company organized under the laws of the Republic of Panama.
MIDLAND STEAMSHIPPING M. CO. a company organized according to Greek Maritime law.
ESSCO,  Commodities  Inc.,  a  company  organized  under the laws of Delaware.

[Exhibit  27]

[Exhibit  99.1]

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                      CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IV. DIRECTORS AND OFFICERS

  145.    Indemnification  of  officers,  directors,  employees  and  agents;
insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and
(b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).